EXHIBIT 5.1

[Gable & Gotwals Letterhead]

April 4, 2003

ONEOK, Inc.

100 W. 5th Street

Tulsa, OK 74103

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as legal counsel to ONEOK, Inc., an Oklahoma corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of (a) 4,714,434 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (including preferred share purchase rights, the “Common Stock”), (b) 21,815,386 shares of the Company’s $0.925 Series D Non-Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series D Convertible Preferred Stock”) issued pursuant to the Certificate of Designations, Powers, Preferences and Relative, Participating, Optional or Other Rights and the Qualifications, Limitations or Restrictions Thereof, of $0.925 Series D Non-Cumulative Convertible Preferred Stock of the Company (the “Certificate of Designations”), and (c) 21,815,386 shares of the Company’s Common Stock issuable upon conversion of the Series D Convertible Preferred Stock (the “Issuable Common Stock”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to

ONEOK, Inc.

April 4, 2003

factual matters of each document we have reviewed. We have also assumed that the Company will have sufficient authorized but unissued shares of Common Stock on the date of any issuance of the Issuable Common Stock.

Based on the foregoing, it is our opinion that (a) the Shares and the Series D Convertible Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable, and (b) the Issuable Common Stock has been duly authorized and, when the Issuable Common Stock has been issued and delivered in accordance with the Certificate of Designations, the Issuable Common Stock will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Oklahoma and the federal law of the United States of America. Each of the matters set forth in this letter is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any of the matters set forth herein or in any matters upon which the opinions and views set forth in this letter are based.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/    Gable & Gotwals

SWL/jh